Chang G. Park, CPA, Ph. D.

* 371 E STREET * CHULA VISTA * CALIFORNIA 91910-2615*

* TELEPHONE (858)722-5953 * FAX (858) 408-2695

* E-MAIL changgpark@gmail.com *

July 31, 2007

To Whom It May Concern:

The firm of Chang G. Park, CPA  consents to the inclusion of our report of July 12, 2007 on the audited financial statements of Edgemont Mining Inc. as of April 30, 2007 and 2006, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park

Chang G. Park, CPA

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board